Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports 2008 Year-End Financial Results

ST. PAUL, Minn., January 29, 2009 — EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, its associated co-morbidities, and other gastrointestinal disorders, today announced financial results for the three months and full year ended December 31, 2008.

For the full year 2008, the Company reported a net loss of $37.9 million, or $2.25 per share, research and development expenses of $27.7 million, and general and administrative expenses of $8.6 million. For the fourth quarter ended December 31, 2008, the Company reported a net loss of $7.8 million, or $0.46 per share. Expenses were primarily associated with the cost of supporting the Company’s multiple ongoing clinical trials as well as the continued development of VBLOC™ vagal blocking therapy (VBLOC Therapy) delivered through the Company’s Maestro™ System. On December 31, 2008, the Company’s cash, cash equivalents and short-term investments totaled $26.3 million.

“In 2008, the Company continued to acquire data that support the use of its technology in obesity as well as the early, yet significant, effects of VBLOC Therapy on the co-morbidities of diabetes and hypertension,” said President and CEO Mark B. Knudson, Ph.D. “These results speak to the potential of this technology to directly address the healthcare costs associated with obesity while helping people achieve significant weight loss. We believe that 2009 will see the company achieve a number of key milestones, including further data in Type 2 diabetes and hypertension, and the unblinding of our pivotal EMPOWER trial, the results of which, if favorable, will support our 2009 PMA submission to the FDA for marketing approval of the Maestro System.”

Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics added: “With the EMPOWER trial fully enrolled and all subjects implanted, a significant portion of the expense associated with that study is now behind us.” He concluded, “In addition, we are projecting that our current cash position is sufficient to fund our comprehensive development and regulatory efforts for 2009.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See Attached Table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating expenses:
Research and development	$4,387	$7,159	$27,674	$21,053
Selling, general and administrative	2,081	1,510	8,597	6,973

Total operating expenses	6,468	8,669	36,270	28,026

Loss from operations	(6,468)	(8,669)	(36,270)	(28,026)
Other expense, net	(1,354)	(77)	(1,604)	(549)

Net loss	$(7,822)	$(8,746)	$(37,874)	$(28,575)

Net loss per share - basic and diluted	$(0.46)	$(1.10)	$(2.25)	$(11.69)

Shares used to compute basic and diluted net loss per share	16,879	7,918	16,836	2,445

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Cash, cash equivalents and short-term investments	$26,295	$57,031
Prepaid expenses and other current assets	499	523
Property and equipment, net	1,264	1,492
Other assets	221	5

Total assets	$28,279	$59,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$163	$300
Debt	13,670	11,099
Other liabilities	3,040	2,370

Total liabilities	16,874	13,769

Stockholders’ equity	11,405	45,282

Total liabilities and stockholders’ equity	$28,279	$59,051

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